UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2025

Antares Strategic Credit Fund II LLC

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01874	33-5000335
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 South Canal Street Suite 4200
Chicago, Illinois		60606
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 638-4117

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 18, 2025, ASTII Funding SPV LP, a wholly-owned subsidiary of Antares Holdings LP, as borrower, and Antares Strategic Credit Fund II LLC (the “Fund”), as servicer, entered into a revolving loan facility (the “Loan Facility”) pursuant to a Credit and Security Agreement (the “Agreement”), with the lenders from time to time party thereto, Citibank, N.A., as administrative agent (the “Administrative Agent”), U.S. Bank Trust Company, National Association, as collateral agent and collateral administrator, and U.S. Bank National Association, as collateral custodian. The Agreement is effective as of July 18, 2025. ASTII Funding SPV LP was acquired by the Fund shortly after the consummation of the Agreement on the same day and was then converted into a limited liability company named ASTII Funding SPV LLC (the “Credit SPV”) on July 23, 2025. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

Loans under the Loan Facility initially bear interest at (i) a per annum rate equal to Term SOFR plus an additional margin calculated as a percentage of the aggregate principal balance of the underlying collateral obligations (the “Applicable Margin”) for Loans denominated in U.S. Dollars, (ii) EURIBOR plus the Applicable Margin for loans denominated in Euros, (iii) Daily Compounded CORRA plus the Applicable Margin for loans denominated in Canadian Dollars, and (iv) SONIA plus the Applicable Margin for loans denominated in Great British Pounds. The Applicable Margin will equal the product of (i) 1.60% and (ii) the lesser of: (x) aggregate principal balance of all broadly-syndicated loans divided by the aggregate principal balance of all eligible loans and (y) 35% (“Percentage”) plus the product of (i) 1.875% and (ii) 100% minus Percentage, subject to a step-up of 2.00% following the occurrence of certain Events of Default.

The initial maximum principal amount under the Loan Facility is $250 million and the Agreement includes an accordion provision to permit increases to the total facility amount up to a maximum of $1 billion, subject in each case to the satisfaction of certain conditions and, for any increases above $750 million, the consent of the Administrative Agent and the Lenders. Proceeds from loans made under the Loan Facility may be used to, among other purposes, fund collateral obligations acquired by the Credit SPV, to pay certain fees and expenses and to make distributions to the Fund, subject to certain conditions set forth in the Agreement. Loans borrowed under the Loan Facility may be repaid and reborrowed until the end of the Reinvestment Period, which can occur no later than July 18, 2028 (unless extended), and all amounts outstanding under the Loan Facility must be repaid by July 18, 2030. The Agreement includes customary affirmative and negative covenants, including certain limitations on the incurrence of additional indebtedness and liens, as well as usual and customary events of default for loan facilities of this nature.

Item 2.03. Creation of Direct Financial Obligation.

The information included under Item 1.01 above regarding the Agreement and the Loan Facility is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

10.1*	Credit and Security Agreement dated July 18, 2025 by and among ASTII Funding SPV LP, as borrower, Antares Strategic Credit Fund II LLC, as Servicer, the lenders from time to time parties hereto, Citibank, N.A., as administrative agent, U.S. Bank Trust Company, National Association, as collateral agent and as collateral administrator, and U.S. Bank National Association, as collateral custodian.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Schedules to this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES STRATEGIC CREDIT FUND II LLC

Date:	July 24, 2025	By:	/s/ Monica Kelsey
Name: Monica Kelsey
Title: Chief Financial Officer